Exhibit 99.1

Novatel Wireless Appoints Interim Chief Financial Officer

SAN DIEGO — June 27, 2014 — Novatel Wireless, Inc. (NASDAQ: NVTL), a leading provider of machine to machine (M2M) wireless solutions, announced that the Board of Directors has appointed Tom Allen as Interim Chief Financial Officer. The Board is engaging an executive search firm to evaluate candidates for a permanent Chief Financial Officer.

“Tom Allen brings a wealth of executive experience, including CFO and COO roles at public companies,” said Sue Swenson, Chairman of the Board of Novatel Wireless. “We are pleased to have him serving as our Interim CFO as we search for a permanent replacement.”

Prior to joining the Company, Tom Allen, age 61, served as Executive Vice President, Chief Operating and Chief Financial Officer for Outdoor Channel Holdings, Inc., a publicly traded national cable television network and production services company which was acquired in 2013 by Kroenke Sports and Entertainment. In 1997, Mr. Allen co-founded ACME Communications, a US-based broadcasting company, where he continues to serve on its board of directors and served as its Chief Financial Officer until 2010. Throughout his career, Mr. Allen has held executive positions at major broadcasting and entertainment firms including Chief Operating Officer and Chief Financial Officer for Virgin Interactive Entertainment and Chief Financial Officer of the Fox Broadcasting Company. He has also served as board director for public and private companies. Mr. Allen attended the University of Southern California and is a certified public accountant.

ABOUT NOVATEL WIRELESS

Novatel Wireless, Inc. is a leader in the design and development of M2M wireless solutions based on 2G, 3G and 4G technologies. The Company delivers Internet of Things (IoT) and SAAS services to carriers, distributors, retailers, OEMs and vertical markets worldwide. Product lines include MiFi® Intelligent Mobile Hotspots, Ovation™ USB modems, Expedite® embedded modules, Mobile Tracking Solutions, Asset Tracking Solutions, and Enabler smart M2M modules. These innovative products provide anywhere, anytime communications solutions for consumers and enterprises. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information please visit www.nvtl.com. (NVTLF)

(C) 2014 Novatel Wireless, Inc. All rights reserved. The Novatel Wireless name and logo are trademarks of Novatel Wireless, Inc.

Investor contact:

The Blueshirt Group for Novatel Wireless

Matthew Hunt or David Niederman

415-489-2194 or 415-489-2189

matt@blueshirtgroup.com

david@blueshirtgroup.com